Exhibit 20.3
Annual General Meeting of Shareholders

(Name of ADR holder)

(Number of ADRs held)
Resolutions presented for consideration by the Annual General Meeting of Shareholders on May 18, 2011

Agenda		Affirmative	Negative	Abstained
1)	Ratification of the Audited Financial Statements for the Fiscal Year 2010 and the inclusion thereof in the annual report on Form 20-F filed with the U.S Securities and Exchange Commission.

2)	Ratification of the Appointment of the Independent Auditor Deloitte Touche Tohmatsu for the Fiscal Year 2010.

(Signature)